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Exhibit 99.3

For Immediate Release September 5, 2003 2003-09	For Investor Inquiries, contact: Thomas K. Peck 317/808-6168 For Media Inquiries, contact: Donna Hovey 317/808-6137

Duke Realty Corporation Announces Effect of SEC Accounting Interpretation on Prior Year Redemptions of Preferred Securities

        Indianapolis—Today, Duke Realty Corporation (DRE/NYSE) announced that it will adopt the SEC's July 31, 2003 Staff Policy Statement that clarifies the application of FASB-EITF Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock," and, accordingly, amend its accounting treatment of the Company's 2001 and 2002 preferred share redemptions.

        In August 1996, the Company incurred $2.5 million of offering costs relating to the issuance of $75 million of Series A preferred shares, resulting in a net carrying value of $72.5 million. Prior to its merger in July 1999 with the Company, Weeks Corporation had a $150 million series of preferred stock that was exchanged for Series F preferred shares of Duke at the time of the Duke-Weeks merger. Pursuant to purchase accounting treatment, these Series F preferred shares were carried on Duke's balance sheet for $142.5 million. In August 2001 and October 2002, respectively, the Company redeemed its Series A and Series F shares in full at par value.

        In addition to its Series A and Series F preferred redemptions, Duke also repurchased approximately $18 million of it Series B preferred shares in August 2002 through open market transactions. The pro-rata amount of original issuance costs applicable to these Series B preferred share repurchases was $645,000.

        At the time of each of these preferred stock redemptions and repurchases, the Company recorded the amount of the redemption or repurchase as a reduction in shareholder's equity. Under the new SEC interpretation, the difference between the redemption value and carrying value attributable to issuance costs of the preferred shares that were redeemed or repurchased must be treated as a preferred dividend and deducted from net income available to common shareholders. Accordingly, in future financial statement filings, Duke intends to restate its 2001 and 2002 net income and earnings per share to reflect the new SEC guidance. In addition, the Company will also reflect these changes in its calculation of funds from operations ("FFO"). FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.

        The restatements will reflect non-cash charges in the period of the redemption and will not affect the Company's statement of cash flows. Going forward, the Company also intends to apply the new SEC guidance to any future redemption or repurchase of preferred shares.

        The impact of Duke's amended 2001 and 2002 operating results is summarized below:

	2001	2002
Reported Basic EPS	$1.77	$1.20
Restated Basic EPS	$1.75	$1.14
Reported Diluted EPS	$1.75	$1.19
Restated Diluted EPS	$1.74	$1.14
Reported Basic FFO	$2.67	$2.52
Restated Basic FFO	$2.65	$2.46
Reported Diluted FFO	$2.62	$2.48
Restated Diluted FFO	$2.60	$2.42

        A reconciliation of FFO per share to GAAP earnings per share is set forth below:

Year Ended 2001

	2001 as Reported	Carrying Value Adjustment	2001 as Restated
Basic Earnings Per Share	$1.77	$(0.02)	$1.75
Add:
Real Estate Depreciation and Amortization	1.23
Share of Joint Venture Adjustments	0.11
Deduct:
Earnings on Sale of Depreciable Property	(0.31)
Minority Interest Share of Add-backs	(0.13)

Basic Funds From Operations Per Share	$2.67	$(0.02)	$2.65

Diluted Earnings Per Share	$1.75	$(0.01)	$1.74
Add:
Real Estate Depreciation and Amortization	1.02
Share of Joint Venture Adjustments	0.09
Other(1)	0.02
Deduct:
Earnings on Sale of Depreciable Property	(0.26)

Diluted Funds From Operations Per Share	$2.62	$(0.02)	$2.60

Year Ended 2002

	2002 as Reported	Carrying Value Adjustment	2002 as Restated
Basic Earnings Per Share	$1.20	$(0.06)	$1.14
Add:
Real Estate Depreciation and Amortization	1.31
Share of Joint Venture Adjustments	0.13
Loss on Sale of Depreciable Property	0.03
Deduct:
Minority Interest Share of Add-backs	(0.15)

Basic Funds From Operations Per Share	$2.52	$(0.06)	$2.46

Diluted Earnings Per Share	$1.19	$(0.05)	$1.14
Add:
Real Estate Depreciation and Amortization	1.12
Share of Joint Venture Adjustments	0.11
Loss on Sale of Depreciable Property	0.02
Other(1)	0.04

Diluted Funds From Operations Per Share	$2.48	$(0.06)	$2.42

(1)
Represents the effects of certain convertible securities that are dilutive for FFO computational purposes, but not for EPS computational purposes.

        Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States. Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual revenue from more than 4,000 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt. Duke owns interests in more than 109 million square feet of properties, has over 1,000 employees and owns or controls more than 4,000 acres of undeveloped land that can support more than 63 million square feet of future development. Visit Duke on the web at www.dukerealty.com.

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Duke Realty Corporation Announces Effect of SEC Accounting Interpretation on Prior Year Redemptions of Preferred Securities